StatSure To Restate 2005 and 2006 Financial Statements

      FRAMINGHAM, Mass., Oct 13 /PRNewswire-FirstCall/ -- StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) today announced that on October 12, 2006, the Audit Committee of the Company's Board of Directors concluded based upon the recommendation of the Company's management and independent auditors, that the Company will restate its previously issued financial statements for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, and for the year ended December 31, 2005, included in the Company's Annual Report on Form 10-KSB, and for the quarters ended March 31 and June 30, 2006. The Company's previously issued financial statements for these periods should therefore no longer be relied upon.

      In the course of a routine SEC review of the prior Company periodic filings, the SEC issued a comment letter dated October 4, 2006, alerting the Company to a possible incorrect application of certain accounting principles.

      The need to restate the Company's financial statements arises from incorrect application of generally accepted accounting principles related to the beneficial conversion feature on the issuance of the convertible debt by the Company, and revised calculations of the Employee Stock Options pursuant to FIN 28: Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, an Interpretation of APB Opinions Number 15 and 25 (FASB Interpretations). The restatement is not expected to have any impact on the Company's statements of cash flows. The Company expects to file an amended Form 10-KSB and Forms 10-QSB for the relevant periods with the SEC as soon as feasible.

ABOUT STATSURE

StatSure Diagnostic Systems, Inc. (OTCBB: SSUR - News) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral-fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Please visit our website at http://www.StatSure.com

Forward Looking Statements: Statements in this press release regarding our expected restatement of historical financial statements are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, and the Company's independent public accountants concerning matters related to the company's employee stock option grants and the discount related to the beneficial conversion feature on convertible debt.

Contact:
Investor Relations, 508-872-2625